Exhibit 99

MALIBU BOATS, INC. ANNOUNCES THIRD QUARTER FISCAL 2015 RESULTS
Net Sales Increased 28.8% to $64.8 million
Adjusted EBITDA Increased 31.9% to $13.3 million
Adjusted Fully Distributed Net Income Per Share Increased 70.0% to $0.34
Loudon, TN - May 5, 2015 - Malibu Boats, Inc. (Nasdaq: MBUU) today announced its financial results for the third quarter of fiscal 2015 ended March 31, 2015.
Highlights for the Third Quarter of Fiscal 2015

•	Net sales for the third quarter of fiscal 2015 increased 28.8% to $64.8 million compared to the third quarter of fiscal 2014.

•	Unit volume increased 24.4% to 980 boats, including 80 units from Australia.

•
Net sales per unit for the third quarter of fiscal 2015 increased approximately 3.5% to $66,084 compared to the third quarter of fiscal 2014 and net sales per unit in the U.S. increased approximately 6.7% over the same period in fiscal 2015.

•	Gross profit for the third quarter of fiscal 2015 increased 33.5% to $17.9 million compared to the third quarter of fiscal 2014.

•	Adjusted EBITDA for the third quarter of fiscal 2015 increased 31.9% to $13.3 million from the same period in fiscal 2014.

•
Adjusted fully distributed net income for the third quarter of fiscal 2015 increased 73.5% to $7.7 million, or $0.34 per share, on a fully distributed weighted average share count of 22.7 million shares of Class A Common Stock.

Jack Springer, Chief Executive Officer, stated, "Our third quarter results were strong and both our Malibu and Axis brands performed well. We continue to meet or exceed our internal goals and projections and remain pleased with the trends in the business. Driven by continued demand for our product in the U.S. and Australia, net sales for the quarter increased 28.8% and unit volume increased 24.4%. The third quarter is our boat show season quarter and the strong demand we've seen is reflected in the form of customized orders from retail consumers. Our four new or completely remodeled boats, the 22 VLX, Axis A22, Axis T23 and Response LXR continue to show strong first year performance, and orders for the completely remodeled 23 LSV are pacing ahead of last year, with the potential of us setting a new annual shipping record. There is normally a six month lag before new product begins to take root and this occurs simultaneously with the boat shows when everything is on display. Our new Malibu dash and G4 tower have been validated through their reception at the boat shows. We believe the Power Wedge 2 is rapidly becoming a feature that is gaining attention and we expect it to be a strong selling point for Malibu as we go forward. With its rapid planing ability and integration into our surfing system, it lowers fuel costs while providing a level of surf wave control never seen before and ahead of any other commodity on the market."
Mr. Springer continued, "As we look to the future, it appears we are having a more normal spring weather pattern, although the upper northeast had a late start. As expected, the strength of the U.S. dollar has had some impact on Canadian and international sales, but strong domestic demand has offset this. One area of the world that has benefited from the strengthened U.S. dollar is Australia, where demand for Malibu boats versus the imported competition remains in our favor."

Exhibit 99

Results of Operations for the Third Quarter of Fiscal 2015

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014
	(In thousands, except unit data)
Net sales	$64,762	$50,293	$167,905	$137,535
Cost of sales	46,865	36,892	123,751	101,417
Gross profit	17,897	13,401	44,154	36,118
Operating expenses:
Selling and marketing	1,657	1,512	5,326	4,454
General and administrative	6,124	10,299	17,090	15,322
Amortization	593	1,294	1,912	3,883
Operating income	9,523	296	19,826	12,459
Other income (expense):
Other	1,650	—	1,650	9
Interest expense	(116)	(1,207)	(272)	(2,980)
Other income (expense)	1,534	(1,207)	1,378	(2,971)
Net income (loss) before provision for income taxes	11,057	(911)	21,204	9,488
Provision for income taxes	3,414	76	5,596	76
Net income (loss)	7,643	(987)	15,608	9,412
Net income (loss) attributable to non-controlling interest	3,278	(617)	6,600	9,782
Net income (loss) attributable to Malibu Boats, Inc.	$4,365	$(370)	$9,008	$(370)

Unit Volumes	980	788	2,500	2,111
Net Sales per Unit	$66,084	$63,824	$67,162	$65,152
Comparison of the Third Quarter Ended March 31, 2015 to the Third Quarter Ended March 31, 2014
Net sales for the three months ended March 31, 2015 increased $14.5 million, or 28.8%, to $64.8 million as compared to the three months ended March 31, 2014. Included in net sales for the three months ended March 31, 2015 were net sales of $5.3 million attributable to our Australia segment that we acquired on October 23, 2014. Unit volume for the three months ended March 31, 2015 increased 192 units, or 24.4%, to 980 units as compared to the three months ended March 31, 2014. Of the 192 units added, 80 units were added as a result of our Australia segment and the remainder of the increase was primarily due to a demand-driven increase in our daily production rate over the same period in the prior year. Net sales per unit increased approximately 3.5% to $66,084 per unit for the three months ended March 31, 2015 compared to the three months ended March 31, 2014, primarily driven by higher prices and increased selection of optional features, partially offset by the elimination of parts sales between our segments since the acquisition of our Australian licensee in October 2014. Net sales per unit for our U.S. segment increased approximately 6.7% for the three months ended March 31, 2015 compared to three months ended March 31, 2014, primarily driven by higher prices and increased selection of optional features.
Cost of sales for the three months ended March 31, 2015 increased $10.0 million, or 27.0%, to $46.9 million as compared to the three months ended March 31, 2014. Included in cost of sales was $0.3 million of integration related expenses attributable to the acquisition of our Australian licensee. The increase in cost of sales was primarily due to the 24.4% increase in unit volume and higher material cost per unit, driven primarily by higher material content per unit associated with the addition of new features such as our new Malibu dash for model year 2015 and increased optional feature selections such as the G4 tower in addition to integration related expenses for our Australian acquisition.

Exhibit 99

Gross profit for the three months ended March 31, 2015 increased $4.5 million, or 33.5%, to $17.9 million compared to the three months ended March 31, 2014. The increase in gross profit resulted primarily from higher volumes. Gross margin for the three months ended March 31, 2015 increased to 27.6% from 26.6% over the same period in the prior fiscal year. The increase in gross margin was primarily driven by lower labor and warranty expenses, offset by $0.3 million of integration related expenses attributable to the acquisition of our Australian licensee. Excluding these integration related expenses, gross margin increased to 28.1%, or 150 basis points, for the three months ended March 31, 2015.
Selling and marketing expense for the three month period ended March 31, 2015 increased approximately $0.2 million, or 9.6%, to $1.7 million compared to the three months ended March 31, 2014, due to increased volumes, as well as incremental selling and marketing related expenses in Australia. General and administrative expenses for the three months ended March 31, 2015 decreased $4.2 million, or 40.5%, to $6.1 million as compared to the three months ended March 31, 2014, largely due to one-time charges incurred in connection with our IPO in February 2014, including a $3.8 million termination fee for our previously existing management agreement and $1.8 million for stock compensation charges associated with the modification of awards granted in 2012, and $0.8 million in management fees attributable to the previously noted management agreement incurred through the date of our IPO on February 5, 2014, which we did not have for the quarter ended March 31, 2015. This decrease was partially offset by increased legal costs of $0.6 million primarily related to our Nautique Boat Company, Inc. litigation settled February 6, 2015, acquisition related expenses of $0.1 million attributable to the acquisition of our Australian licensee, and incremental expenses associated with becoming a public company. These charges were collectively approximately $1.0 million higher and primarily included payroll related expenses associated with additional headcount as well as fees for audit, tax, investor relations, and directors and officers insurance. For the three months ended March 31, 2015, general and administrative expenses for our Australian operations excluding amortization were $0.3 million. Amortization expense for the three months ended March 31, 2015 decreased $0.7 million, or 54.2%, to $0.6 million primarily due to the full amortization of our dealer relationship intangible acquired in 2006, offset by amortization attributable to intangible assets acquired in the acquisition of our Australian licensee in October 2014.
Operating income for the three month period ended March 31, 2015, increased to $9.5 million from $0.3 million for the three month period ended March 31, 2014. Adjusted EBITDA in the third quarter of fiscal 2015 increased 31.9% to $13.3 million and Adjusted EBITDA margin increased to 20.5% from 20.0% in the third quarter of fiscal 2014.
Webcast and Conference Call Information
The Company will host a webcast and conference call to discuss third quarter fiscal 2015 results today, May 5, 2015, at 8:30 a.m. Eastern Standard Time. Investors and analysts can participate on the conference call by dialing (855) 433-0928 or (484) 756-4263 and using Conference ID #62058943. Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.malibuboats.com. A replay of the webcast will also be archived on the company’s website for twelve months.
About Malibu Boats, Inc.
Malibu Boats is a leading designer, manufacturer and marketer of performance sport boats, with the #1 market share position in the United States since 2010. The Company has two brands of performance sport boats, Malibu and Axis Wake Research (Axis). Since inception in 1982, the Company has been a consistent innovator in the powerboat industry, designing products that appeal to an expanding range of recreational boaters and water sports enthusiasts whose passion for boating and water sports is a key aspect of their lifestyle.
Forward Looking Statements
This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and includes the statement in this press release concerning our

Exhibit 99

ability to benefit from our market position in the performance sport boat industry and a recovery in the overall segment.
Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: general economic conditions, demand for our products, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our large fixed cost base, the successful introduction of our new products, and other factors affecting us detailed from time to time in our filings with the Securities and Exchange Commission. Many of these risks and uncertainties are outside our control, and there may be other risks and uncertainties which we do not currently anticipate because they relate to events and depend on circumstances that may or may not occur in the future. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that our expectations will be achieved. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue because of subsequent events, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.
Use and Definition of Non-GAAP Financial Measures
This release includes the following financial measures defined as non-GAAP financial measures by the SEC: Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Fully Distributed Net Income. These measures have limitations as analytical tools and should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP or as an indicator of our liquidity. Our presentation of these non-GAAP financial measures should also not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
We define Adjusted EBITDA as earnings (loss) before interest expense, income taxes, depreciation, amortization and non-cash, non-recurring and non-operating expenses, including management fees and expenses, certain professional fees and litigation settlement, acquisition and integration related expenses, non-cash compensation expense and offering related expenses. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales. Management believes Adjusted EBITDA and Adjusted EBITDA Margin are useful because they allow management to evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods, capital structure and non-recurring and non-operating expenses. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, the methods by which assets were acquired and other factors.
We define Adjusted Fully Distributed Net Income as net income (loss) attributable to Malibu Boats, Inc. (i) excluding income tax expense, (ii) excluding the effect of non-recurring and non-cash items, (iii) assuming the exchange of all Units ("LLC Units") of Malibu Boats Holdings, LLC (the "LLC") into shares of Class A common stock, which results in the elimination of noncontrolling interest in the LLC, and (iv) reflecting an adjustment for income tax expense on fully distributed net income (loss) before income taxes (assuming no income attributable to non-controlling interests) at our estimated effective income tax rate. Adjusted Fully Distributed Net Income is a non-GAAP financial measure because it represents net income (loss) attributable to Malibu Boats, Inc, before non-recurring or non-cash items and the effects of noncontrolling interests in the LLC. We use Adjusted Fully Distributed Net Income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP measures alone. We believe Adjusted Fully Distributed Net Income assists our board of directors, management and investors in comparing our net income (loss) on a consistent basis from period to period because it removes non-cash and non-recurring items,

Exhibit 99

and eliminates the variability of noncontrolling interest as a result of member owner exchanges of LLC Units into shares of Class A Common Stock.
A reconciliation of our net income (loss) as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin, and of our net income (loss) attributable to Malibu Boats, Inc. to Adjusted Fully Distributed Net Income is provided under "Reconciliation of Non-GAAP Financial Measures".

Investor Contacts

Malibu Boats, Inc.
Wayne Wilson
Chief Financial Officer
(865) 458-5478

ICR
John Rouleau/Rachel Schacter
(203) 682-8200
John.Rouleau@icrinc.com
Rachel.Schacter@icrinc.com

Media Contact

Malibu Boats, Inc.
Mike Quinlan
Director of Marketing
(865) 458-5478

Exhibit 99

MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited)
(In thousands, except share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014
Net sales	$64,762	$50,293	$167,905	$137,535
Cost of sales	46,865	36,892	123,751	101,417
Gross profit	17,897	13,401	44,154	36,118
Operating expenses:
Selling and marketing	1,657	1,512	5,326	4,454
General and administrative	6,124	10,299	17,090	15,322
Amortization	593	1,294	1,912	3,883
Operating income	9,523	296	19,826	12,459
Other income (expense):
Other	1,650	—	1,650	9
Interest expense	(116)	(1,207)	(272)	(2,980)
Other income (expense)	1,534	(1,207)	1,378	(2,971)
Net income (loss) before provision for income taxes	11,057	(911)	21,204	9,488
Provision for income taxes	3,414	76	5,596	76
Net income (loss)	$7,643	$(987)	$15,608	$9,412
Net income (loss) attributable to non-controlling interest	3,278	(617)	6,600	9,782
Net income (loss) attributable to Malibu Boats, Inc.	$4,365	$(370)	$9,008	$(370)

Comprehensive income (loss):
Net income (loss)	$7,643	$(987)	$15,608	$9,412
Other comprehensive loss:
Change in cumulative translation adjustment	(858)	—	(2,019)	—
Other comprehensive loss	(858)	—	(2,019)	—
Comprehensive income (loss)	6,785	(987)	13,589	9,412
Less: comprehensive income (loss) attributable to non-controlling interest	$2,101	$(617)	$4,226	$9,782
Comprehensive income (loss) attributable to Malibu Boats, Inc.	$4,684	$(370)	$9,363	$(370)

Weighted average shares outstanding used in computing net income (loss) per share:
		For Period From February 5, 2014 to March 31, 2014		For Period From February 5, 2014 to March 31, 2014
Basic	15,549,856	11,054,830	15,527,832	11,054,830
Diluted	15,676,243	22,028,476	15,600,315	22,028,476
Net income (loss) available to Class A Common Stock per share:
Basic	$0.28	$(0.03)	$0.58	$(0.03)
Diluted	$0.28	$(0.04)	$0.58	$(0.04)

Exhibit 99

MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	March 31, 2015	June 30, 2014
	(Unaudited)
Assets
Current assets
Cash	$7,285	$12,173
Trade receivables, net	11,923	6,475
Inventories, net	21,571	12,890
Deferred tax asset	415	500
Prepaid expenses and other current assets	1,892	2,272
Total current assets	43,086	34,310
Property and equipment, net	14,587	10,963
Goodwill	12,772	5,718
Other intangible assets, net	14,461	12,358
Debt issuance costs, net	170	—
Deferred tax asset	55,053	21,452
Other assets	105	—
Total assets	$140,234	$84,801
Liabilities
Current liabilities
Accounts payable	16,224	7,161
Accrued expenses	15,053	32,684
Income taxes and tax distribution payable	2,092	2,121
Deferred tax liabilities	—	995
Total current liabilities	33,369	42,961
Deferred tax liabilities	1,130	—
Payable pursuant to tax receivable agreement	47,664	13,636
Long-term debt	10,000	—
Other long-term liabilities	253	134
Total liabilities	92,416	56,731
Equity
Class A Common Stock, par value $0.01 per share, 100,000,000 shares authorized; 15,609,309 shares issued and outstanding as of March 31, 2015; 100,000,000 shares authorized; 11,064,201 issued and outstanding as of June 30, 2014	155	110
Class B Common Stock, par value $0.01 per share, 25,000,000 shares authorized; 43 shares issued and outstanding as of March 31, 2015; 25,000,000 shares authorized; 44 issued and outstanding as of June 30, 2014	—	—
Preferred Stock, par value $0.01 per share; 25,000,000 shares authorized; no shares issued and outstanding as of December 31, 2014 and June 30, 2014	—	—
Additional paid in capital	31,551	23,835
Accumulated other comprehensive loss	(2,019)	—
Accumulated earnings (deficit)	4,332	(4,676)
Total stockholders' equity attributable to Malibu Boats, Inc.	34,019	19,269
Non-controlling interest	$13,799	$8,801
Total stockholders’ equity	$47,818	$28,070
Total liabilities and equity	$140,234	$84,801

Exhibit 99

MALIBU BOATS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted EBITDA and Adjusted EBITDA Margin (Unaudited):
The following table sets forth a reconciliation of net income (loss) as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated (dollars in thousands):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014
Net income (loss)	$7,643	$(987)	$15,608	$9,412
Provision for income taxes	3,414	76	5,596	76
Interest expense	116	1,207	272	2,980
Depreciation	622	445	1,791	1,127
Amortization	593	1,294	1,912	3,883
Management fees and expenses [1]	—	4,541	—	4,584
Professional fees and litigation settlement [2]	(408)	749	3,068	1,503
Acquisition and integration related expenses [3]	366	—	1,666	—
Stock based compensation expense [4]	314	2,077	1,131	2,141
Offering related expenses [5]	628	670	728	1,222
Adjusted EBITDA	$13,288	$10,072	$31,772	$26,928
Adjusted EBITDA margin	20.5%	20.0%	18.9%	19.6%

(1)
Represents management fees and out-of-pocket expenses paid pursuant to our management agreement with Malibu Boats Investor, LLC, an affiliate, which was terminated upon the closing of our IPO. Upon termination of the agreement, we paid a one time termination fee of $3.75 million.

(2)
Represents legal and advisory fees related to our litigation with Pacific Coast Marine Windshield Ltd., or "PCMW", and Nautique Boat Company, offset by the portion of the $2.3 million settlement received from Nautique for past infringement claims under the Nautique Settlement Agreement entered into on February 6, 2015.

(3)
Acquisition related expenses of $91 and $813 for the three and nine months ended March 31, 2015, respectively, include legal and advisory fees incurred in connection with our acquisition of Malibu Boats Pty. Ltd. completed on October 23, 2014. Integration related expenses include post-acquisition adjustments to cost of goods sold of $234 for the fair value step up of inventory acquired which was expensed entirely during the second quarter of fiscal 2015 as well as $275 and $619 for the three and nine months ended March 31, 2015, respectively, related to excess cost of goods sold recognized at Malibu Boats Pty. Ltd related to goods purchased from our U.S. operating segment prior to the acquisition date.

(4)
Represents equity-based incentives awarded to certain of our employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC. The Company recorded a $1.8 million stock compensation charge for the three months ended March 31, 2014 as a result of the modification of certain profits interest awards previously granted in 2012 under the first amended and restated limited liability company agreement of the LLC, as amended, in connection with our IPO.

(5)
For the three months ended March 31, 2015, offering related expenses include legal and advisory costs associated with our tender offer which was announced March 13, 2015. For the nine months ended March 31, 2015, offering related expenses include legal and advisory costs associated with our tender offer and our follow-on offering completed July 15, 2014 of $628 and $100, respectively. For the three and nine months ended March 31, 2014, it represents legal, accounting and other expenses directly related to our recapitalization and IPO.

Exhibit 99

Reconciliation of Non-GAAP Adjusted Fully Distributed Net Income (Unaudited):
The following table sets forth a reconciliation of net income (loss) attributable to Malibu Boats, Inc. stockholders to Adjusted Fully Distributed Net Income for the periods presented (dollars in thousands, except per share data):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014

Net income (loss) attributable to Malibu Boats, Inc.	$4,365	$(370)	$9,008	$(370)
Provision for income taxes	3,414	76	5,596	76
Management fees and expenses [1]	—	4,541	—	4,584
Professional fees and litigation settlement [2]	(408)	749	3,068	1,503
Acquisition and integration related expenses [3]	366	—	1,666	—
Stock based compensation expense [4]	314	2,077	1,131	2,141
Offering related expenses [5]	628	670	728	1,222
Net income (loss) attributable to non-controlling interest [6]	3,278	(617)	6,600	9,782
Fully distributed net income before income taxes	11,957	7,126	27,797	18,938
Income tax expense on fully distributed income before income taxes [7]	4,245	2,682	9,868	7,126
Adjusted fully distributed net income	7,712	4,444	17,929	11,812

Adjusted Fully Distributed Net Income per share of Class A Common Stock [8]:
Basic	$0.34	$0.20	$0.79	$0.53
Diluted	$0.34	$0.20	$0.79	$0.53

Weighted average shares of Class A Common Stock outstanding used in computing Adjusted Fully Distributed Net Income [9]:
Basic	22,678,824	22,428,567	22,601,655	22,428,567
Diluted	22,678,824	22,428,567	22,601,655	22,428,567

Exhibit 99

(1)
Represents management fees and out-of-pocket expenses paid pursuant to our management agreement with Malibu Boats Investor, LLC, an affiliate, which was terminated upon the closing of our IPO. Upon termination of the agreement, we paid a one time termination fee of $3.75 million.

(2)
Represents legal and advisory fees related to our litigation with PCMW and Nautique Boat Company, offset by the portion of the $2.3 million settlement received from Nautique for past infringement claims under the Nautique Settlement Agreement entered into on February 6, 2015.

(3)
Acquisition related expenses of $91 and $813 for the three and nine months ended March 31, 2015, respectively, include legal and advisory fees incurred in connection with our acquisition of Malibu Boats Pty. Ltd. completed on October 23, 2014. Integration related expenses include post-acquisition adjustments to cost of goods sold of $234 for the fair value step up of inventory acquired which was expensed entirely during the second quarter of fiscal 2015 as well as $275 and $619 for the three and nine months ended March 31, 2015, respectively, related to excess cost of goods sold recognized at Malibu Boats Pty. Ltd related to goods purchased from our U.S. operating segment prior to the acquisition date.

(4)
Represents equity-based incentives awarded to certain of our employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC. The Company recorded a $1.8 million stock compensation charge for the three months ended March 31, 2014 as a result of the modification of certain profits interest awards previously granted in 2012 under the first amended and restated limited liability company agreement of the LLC, as amended, in connection with our IPO.

(5)
For the three months ended March 31, 2015, offering related expenses include legal and advisory costs associated with our tender offer which was announced March 13, 2015. For the nine months ended March 31, 2015, offering related expenses include legal and advisory costs associated with our tender offer which was announced March 13, 2015 and our follow-on offering completed July 15, 2014 of $628 and $100, respectively. For the three and nine months ended March 31, 2014, it represents legal, accounting and other expenses directly related to our recapitalization and IPO.

(6)
Reflects the elimination of the non-controlling interest in the LLC as if all LLC members had fully exchanged their LLC Units for shares of Class A Common Stock. Earnings (loss) prior and up to our IPO on February 5, 2014 were entirely allocable to members of the LLC, as such we updated our historical presentation to attribute these earnings (loss) to the non-controlling interest LLC Unit holders.

(7)
Reflects income tax expense at an estimated normalized annual effective income tax rate of 35.5% and 37.6% of income before income taxes for the three and nine months ended March 31, 2015 and 2014, respectively, assuming the conversion of all LLC Units into shares of Class A Common Stock and the tax impact of excluding offering related expenses. The estimated normalized annual effective income tax rate is based on the federal statutory rate plus a blended state rate adjusted for deductions under Section 199 of the Internal Revenue Code of 1986, as amended, state taxes attributable to the LLC, and foreign income taxes attributable to our Australian based subsidiary.

(8)	Adjusted fully distributed net income divided by the shares of Class A Common Stock outstanding in (9) below.
(9)
The weighted average shares of Class A Common Stock represents (i) the 15,609,309 shares of Class A Common Stock outstanding as of March 31, 2015, plus (ii) the 7,001,844 remaining LLC Units not held by the Company as of March 31, 2015 as if they were exchanged on a one-for-one basis for the Company's Class A Common Stock, plus (iii) the 67,671 fully vested stock units outstanding as of March 31, 2015 granted to directors for their services.